February 2010 Pricing Sheet dated February 23, 2009 relating to Preliminary Pricing Supplement No. 310 dated February 16, 2010 to Registration Statement No. 333-156423 Filed pursuant to Rule 433

STRUCTURED INVESTMENTS
Opportunities in International Equities and Commodities
PLUS Based on the Performance of a Hybrid Basket due August 25, 2011
iShares® MSCI Japan Index Fund + Three Precious Metals
Performance Leveraged Upside SecuritiesSM
PRICING TERMS – FEBRUARY 23, 2010
Issuer:	Morgan Stanley
Issue price:	$1,000 per PLUS
Stated principal amount:	$1,000 per PLUS
Pricing date:	February 23, 2010
Original issue date:	March 2, 2010 (5 business days after the pricing date)
Maturity date:	August 25, 2011
Aggregate principal amount:	$4,974,000
Basket:	Basket component	Bloomberg ticker symbol	Weighting	Initial price
	Shares of the iShares® MSCI Japan Index Fund (the “Japan shares”)	EWJ	50%	$9.85
	Platinum	PLTMLNPM	20%	$1,518
	Silver	SLVRLN	15%	1,610¢
	Gold	GOLDLNPM	15%	$1,107
Payment at maturity:
If the basket appreciates:
•     $1,000 + leveraged upside payment
In no event will the payment at maturity exceed the maximum payment at maturity.
If the basket depreciates or does not appreciate:
•     $1,000 x basket performance factor
This amount will be less than or equal to the stated principal amount of $1,000.  There is no minimum payment at maturity on the PLUS.

Maximum payment at maturity:	$1,210 per PLUS (121% of the stated principal amount)
Leveraged upside payment:	$1,000 x leverage factor x basket percent increase
Leverage factor:	200%
Basket percent increase:	The sum of the products of, with respect to each basket component: [(final price – initial price) / initial price] x weighting
Basket performance factor:	The sum of the products of, with respect to each basket component: [final price / initial price] x weighting
Component price:
Japan shares: the closing price of one share of the Japan shares
Platinum:  the afternoon fixing price per troy ounce gross of platinum for delivery in Zurich through a member of the London Platinum and Palladium Market (the “LPPM”) authorized to effect such delivery, stated in U.S. Dollars, as calculated and published by the LPPM
Silver:  the fixing price per troy ounce of silver for delivery in London through a member of the London Bullion Market Association (the “LBMA”) authorized to effect such delivery, stated in U.S. cents, as calculated and published by the London Silver Market
Gold:  the afternoon gold fixing price per troy ounce of gold for delivery in London through a member of the LBMA authorized to effect such delivery, stated in U.S. dollars, as calculated and published by the London Gold Market

Initial price:	The component price for the applicable basket component on the pricing date. See “Basket—Initial price” above.
Final price:	The component price for the applicable basket component on the valuation date
Adjustment factor:	1.0, subject to adjustment in the event of certain events affecting the Japan shares
Valuation date:	August 22, 2011, subject to adjustment for market disruption events in respect of the applicable basket component
Principal protection:	None
Interest:	None
CUSIP:	617482KQ6
ISIN:	US617482KQ63
Listing:	The PLUS will not be listed on any securities exchange.
Agent:
Morgan Stanley & Co. Incorporated (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley.  See “Supplemental information concerning plan of distribution; conflicts of interest” in the accompanying preliminary pricing supplement.

Commissions and Issue Price:	Price to Public	Agent’s Commissions(1)	Proceeds to Issuer
Per PLUS	$1,000	$17.10	$982.90
Total	$4,974,000	$85,055.40	$4,888,944.60
(1)
Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the Agent), and their financial advisors will collectively receive from the Agent, MS & Co., fixed sales commission of $17.10 for each PLUS they sell.  For additional information, see “Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in the accompanying preliminary pricing supplement and “Plan of Distribution” in the accompanying prospectus supplement.

You should read this document together with the preliminary pricing supplement describing the offering and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Preliminary Pricing Supplement No. 310 dated February 16, 2010

Prospectus Supplement dated December 23, 2008                        Prospectus dated December 23, 2008

THE PLUS ARE NOT BANK DEPOSITS AND ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY, NOR ARE THEY OBLIGATIONS OF, OR GUARANTEED BY, A BANK.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at.www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.